Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290206

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated September 22, 2025)

Icon Energy Corp.

This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated September 22, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-290206), with the information contained in our report on Form 6-K filed with the Securities and Exchange Commission on January 22, 2026.

The Prospectus relates to the sale from time to time of up to 2,071,442 common shares, par value $0.001 per share (“Common Shares”) of Icon Energy Corp., incorporated under the laws of the Marshall Islands, by YA II PN, Ltd., a Cayman Islands exempt limited company.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “ICON.” On January 21, 2026, the last reported sales price of our Common Shares was $2.27 per share.

Effective January 8, 2026, the Company amended its Articles of Incorporation filed with the Registrar of Corporations of the Republic of the Marshall Islands to effect a 1-for-5 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 4 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 22, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this report on Form 6-K (this “Report”) as Exhibit 99.1 is a copy of the press release of Icon Energy Corp. (the “Company”), issued on January 21, 2026, announcing updates in connection with the Standby Equity Purchase Agreement (“SEPA”) and that, as of the date hereof, the Company had 2,508,470 common shares issued and outstanding.

This Report, including the exhibits hereto, are hereby incorporated by reference into the Company’s registration statement on Form F-3 (File No. 333-291988), and shall be a part thereof, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

Date: January 22, 2026	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Exhibit 99.1

Icon Energy Corp. Announces Updates in Connection with the SEPA

Athens, Greece, January 21, 2026 (GLOBE NEWSWIRE) — Icon Energy Corp. (“Icon” or the “Company”) (Nasdaq: ICON), an international shipping company providing worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels, announced today that since its most recent update, the Company has sold an aggregate of 1,136,470 of its common shares at an average price of $3.11 per share pursuant to advances under the Standby Equity Purchase Agreement (“SEPA”).

As previously announced, Icon entered into the SEPA with an investor on August 27, 2025. Icon believes that the SEPA provides a flexible and efficient source of capital that, subject to its terms and conditions, may be utilized at times and amounts of the Company’s choosing.

The Company’s disciplined execution resulted in an average price per share sold that exceeded the volume-weighted average market price during the respective period. The Company intends to utilize the net proceeds of $3.5 million for general corporate purposes and to pursue potential growth opportunities and strategic initiatives.

As of the date hereof, the Company had 2,508,470 common shares issued and outstanding.

About Icon Energy Corp.

Icon is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels. Icon maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON.”

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com